FOR IMMEDIATE RELEASE

Espey Announces Increased Cash Dividend and
One for One Stock Dividend

Saratoga Springs, NY; November 21, 2005- The Board of Directors of Espey Mfg. & Electronics Corp., (AMEX:ESP) has declared a cash dividend of $.175 per share, increased from $.15 per share, for the second quarter of the fiscal year ending June 30, 2006. The dividend will be payable on December 30, 2005, to shareholders of record on December 3, 2005.

Espey also announced that its Board of Directors has approved a “split” of its common stock in the form of a distribution of one additional share of common stock ($.33 1/3 per share) for each share of common stock presently outstanding. The stock dividend will also be paid on December 30, 2005, to shareholders of record on December 3, 2005. Distribution of the stock dividend is subject to the approval of the American Stock Exchange.

The cash dividend will be payable only on the shares outstanding prior to giving effect to the stock dividend.

Mr. Howard Pinsley, Chairman and Chief Executive Officer of Espey explained that “the stock dividend reflects a determination by the Board of Directors to increase the available float of the Company’s stock in the market.”

In the case of any fractional outstanding shares, in lieu of a fractional stock dividend, the Company will make a cash payment determined based upon the last sale of the common stock on the American Stock Exchange on the record date (or the immediately preceding date on which the common stock last traded).

The Company’s transfer agent, Registrar and Transfer Company, will accept instructions from brokers as to their requirements for full shares or cash with respect to stock registered in their names, as nominees, until December 15, 2005.

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment. The Company’s web site can be found on the Internet at www.espey.com.

For further information, contact Mr. David O’Neil or Mr. Howard Pinsley at (518) 245-4400.

Certain statements in this press release are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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